Exhibit 99.1

For immediate release
DigitalFX International, Inc. Announces Appointment of New Management and Directors

LAS VEGAS, NV - October 20, 2008 - DigitalFX International, Inc. (AMEX:DXN), a multi-tier Web 2.0 digital media products distribution company announced today that on October 15, 2008 the Company entered into several agreements which resulted in a reshuffle of senior management and in a forbearance, limited in time, from any action by its note holders, as a first step in a plan to strengthen its affiliate relations, and regain financial stability and the confidence of its shareholders.

On October 15, 2008, the Company entered into a Framework Agreement with Richard Kall, Craig Ellins, VM Investor’s Co-Manager, Chairman of the Company’s Board of Directors (“Board”), and the Company’s Chief Executive Officer and President, and Amy Black, the President of VMdirect, L.L.C. (“VMdirect”), one of the Company’s wholly-owned subsidiaries.

Effective October 15, 2008, Richard Kall was appointed as the Company’s CEO and Chairman of the Board.

For the past 30 years, Mr. Kall has been one of the top leaders and a star performer in the network marketing industry. Mr. Kall has been associated with Nu Skin Enterprises, a skin care and nutraceutical company since October 1985, and an affiliate of Amway and a lead distributor of The Cambridge Diet, previously. Mr. Kall is also the Co-Manager of VM Investors, LLC (“VM Investors”), the Company’s majority shareholder. He is the author of “The First Million is the Easiest” and “The Book on Network Marketing”, along with numerous training videos and DVDs.

Mr. Kall will be assisted by Mr. Abraham Sofer who was promoted from General Counsel to President of the Company, effective October 17, 2007. An international attorney, Mr. Sofer brings over 27 years of expertise in international and technology transactions, workouts, corporate governance, taxation, the financial markets, business development and the green tech industry. He served as Managing Director at Aegis Capital Corporation, the President of Arco Computer Products Inc., and Senior Vice President for Greystone Financial Services, a US-South Korean management consulting firm.

Effective October 17, 2008, the Board adopted the following additional resolutions:

•	Tracy Sperry was appointed as the Company’s Chief Financial Officer and Secretary. Ms. Sperry has served as the Company’s acting Chief Financial Officer since February 2008.

•
Susan R. Hantman was appointed to the Company’s Board of Directors Audit Committee and Compensation Committee. Ms. Hantman has been a practicing Certified Public Accountant for over 26 years. Prior to opening her own accounting firm, Ms. Hantman was a Senior Tax Manager with a “Big 4” Accounting Firm and before that, worked for the Internal Revenue Service.

Under the Framework Agreement, and certain note purchase agreements, Mr. Kall agreed to purchase an aggregate of $350,000 of the unpaid principal amount of the Company’s Amended and Restated Senior Secured Convertible Notes (“Notes”), Warrants to purchase an aggregate of 90,517 shares of the Company’s common stock, and an aggregate of 120,000 shares of common stock previously issued to investors in the Notes. As a result those investors and Mr. Kall agreed to forbear for a period of 30 days from taking any action to enforce their rights as a result of the event of default that occurred with respect to the Company’s failure to satisfy one or more financial covenants under the Notes for the fiscal quarter ended June 30, 2008. This forbearance period will extend for up to 90 days if the Company or other parties makes periodic payments to the investors in the aggregate amount of $500,000.

Subject to the Framework Agreement:

•	Kevin Keating and Jerry Haleva resigned from the Board on October 13, 2008.

•
Craig Ellins resigned as the Chairman of the Board, the Company’s Chief Executive Officer and President, and from all other officer positions held with the Company and each of its subsidiaries and from his position as Co-Manager of VM Investors, LLC on October 15, 2008.

•	Amy Black resigned as the President of VMdirect and from all other officer positions held with the Company and each of its subsidiaries on October 15, 2008.

On October 15, 2008, the Board also adopted resolutions reducing the size of the Board to three directors. As a result of these transactions, Mr. Kall, as the sole Manager of VM Investors and the beneficial owner of 64.6% of the Company’s outstanding shares of Common Stock, will exercise voting control over the Company. In addition, as the Company’s Chairman and Chief Executive Officer, Mr. Kall will exercise, with the Board and other executive officers, operational control over the Company.

"DigitalFX can now move forward to be positioned as top multi-tier company without some of the barriers of the past," said Mr. Kall. "Now, everyone can focus on what is most important, creating value, benefiting our affiliates, and introducing innovative products."

"The Company’s culture of days past will be resurrected with the new management and new talent being recruited and I can think of nothing better for us than to continue to introduce great products through our network," added Mr. Kall.

About DigitalFX International, Inc.

DigitalFX International, Inc. (AMEX: DXN) markets web-based products such as streaming live and on-demand video, video email and digital storage that because of their extremely low cost for the first time brings the next generation Internet revolution to individuals through its www.helloworld.com website and small and medium-sized businesses via its www.firststream.com website. The company also markets proprietary communication and collaboration services, and social networking software applications, including its flagship product, called the Studio. For more information about DigitalFX, please visit us at www.digitalfx.com.

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FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Examples of forward looking statements include statements related to the extension of forbearance periods under the Notes, the Company’s positioning as a top multi-tier company, the Company’s focus on creating value and introducing innovative products and changes in the Company’s culture. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.

Investor Relations:
IR@digitalfx.com

DigitalFX International, Inc.
702-938-9300